FORM 3

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the Securities Exchange
                Act of 1934, Section 17(a) of the Public Utility
              Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940




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1. Name and Address of Reporting Person     2. Date of Event Re-     4. Issuer Name and Ticker or Trading Symbol
     FAIRFAX FINANCIAL HOLDINGS LIMITED        quiring Statement          ZENITH NATIONAL INSURANCE CORP. ("ZNT")
---------------------------------------        (Month/Day/Year)      ---------------------------------------------------------------
   (Last)     (First)     (Middle)                6/25/1999          5. Relationship of Reporting       6. If Amendment, Date of
                                            --------------------        Person to Issuer                   Original
   95 Wellington Street West, Suite 800     3. IRS or Social Se-        (Check all applicable)             (Month/Day/Year)
---------------------------------------        curity Number of         [ ] Director  [X] 10% Owner     ----------------------------
                                               Reporting Person         [ ] Officer   [ ] Other         7. Individual or Joint/Group
               (Street)                        (Voluntary)                    (give         (specify       Filing (Check Applicable
    Toronto, Ontario, Canada   M5J 2N7               N/A                       title         below)         Line)
                                                                               below)                      [ ] Form filed by One
                                                                                                               Reporting Person
                                                                                                           [X} Form filed by More
                                                                                                               than one Reporting
                                                                                                               Person
                                                                       ----------------------------
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   (City)               (State)             (Zip)                        TABLE I C NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                                    2. Amount of Securities      3. Ownership       4. Nature of Indirect
   (Instr.4)                                               Beneficially Owned           Form:  Direct      Beneficial Ownership
                                                           (Instr. 4)                   (D) or Indirect    (Instr. 5)
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Common Stock                                                    6,660,599             6,574,445 Direct    Held through Hamblin Watsa
                                                                                         86,154 Indirect  Investment Counsel Ltd.,
                                                                                                          an investment management
                                                                                                          company and a wholly owned
                                                                                                          subsidiary of the
                                                                                                          Designated Filer
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (Over)

                   (Print or Type Responses) SEC 1473 (7/96)

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).


          TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security        2. Date             3. Title and Amount of     4. Conver-     5. Owner-     6. Nature of
   (Instr. 4)                             Exercisable         Securities Underlying      sion or        ship          Indirect
                                          and Expira-         Derivative Security        Exercise       Form of       Beneficial
                                          tion Date(Month/    (Instr. 4)                 Price of       Deriva-       Ownership
                                          Day/Year)                                      Deri-          tive          (Instr. 5)
                                       --------------------------------------------      vative         Security:
                                         Date      Expira-       Title   Amount or       Security       Direct (D)
                                         Exer-     tion                  Number                         or Indirect
                                         cisable   Date                  of  Shares                     (I)
                                                                                                        (Instr. 5)
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

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                       FAIRFAX FINANCIAL HOLDINGS LIMITED

            /s/ Eric P. Salsberg,
     Vice President, Corporate Affairs                   July 6, 1999
     ---------------------------------                   ------------
      **Signature of Reporting Person                        Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.

                            REPORTING PERSONS WHO ARE
                         BENEFICIAL OWNERS IN THE GROUP

                      (IN ADDITION TO THE DESIGNATED FILER,
                       FAIRFAX FINANCIAL HOLDINGS LIMITED)


                                                                               DATE OF EVENT
                                                                                 REQUIRING
 REPORTING PERSON                ADDRESS               ISSUER (SYMBOL)           STATEMENT        SIGNATURE OF REPORTING PERSON
 ----------------                -------               ---------------           ---------        -----------------------------
V. PREM WATSA            95 Wellington Street West,   ZENITH NATIONAL             6/25/1999
                         Suite 800                    INSURANCE CORP. ("ZNT")                                  /s/ V. Prem Watsa
                         Toronto, Ontario, Canada                                                       ----------------------------
                         M5J 2N7                                                                NAME:   V. Prem Watsa

THE SIXTY TWO            1600 Cathedral Place         ZENITH NATIONAL             6/25/1999
INVESTMENT COMPANY       925 West Georgia Street      INSURANCE CORP. ("ZNT")                    BY:           /s/ V. Prem Watsa
LIMITED                  Vancouver, British Columbia,                                                   ----------------------------
                         Canada                                                                  NAME:  V. Prem Watsa
                         V6C 3L3                                                                 TITLE: President

810679 ONTARIO LIMITED   95 Wellington Street West,   ZENITH NATIONAL             6/25/1999
                         Suite 800                    INSURANCE CORP. ("ZNT")                    BY:           /s/ V. Prem Watsa
                         Toronto, Ontario, Canada                                                       ----------------------------
                         M5J 2N7                                                                 NAME:  V. Prem Watsa
                                                                                                 TITLE: President

HAMBLIN WATSA            95 Wellington Street West,   ZENITH NATIONAL             6/25/1999
INVESTMENT COUNSEL       Suite 800                    INSURANCE CORP. ("ZNT")                    BY:           /s/ V. Prem Watsa
LTD.                     Toronto, Ontario, Canada                                                       ----------------------------
                         M5J 2N7                                                                 NAME:  V. Prem Watsa
                                                                                                 TITLE: Vice President

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